UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 12, 2011

MICHAELS STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-09338 (Commission File Number)	75-1943604 (IRS Employer Identification No.)

8000 Bent Branch Drive

Irving, Texas  75063

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2011, Jennifer N. Robinson, was appointed Vice President — Chief Accounting Officer and Controller of Michaels Stores, Inc. (the “Company”).   Ms. Robinson assumes the role of principal accounting officer from Richard S. Jablonski, who has held the role of principal accounting officer since August 2010 and previously from April 2008 to April 2010. Mr. Jablonski will continue to serve the Company as Vice President of Finance and Strategy.

Ms. Robinson, 34, previously served as Director—Financial Reporting from June 2008 and as Manager—Financial Reporting from September 2007 to May 2008. Prior to joining the Company, she was Audit Senior Manager at Deloitte & Touche from August 2005 to August 2007.

Ms. Robinson will participate in the usual compensation and benefit programs available to a Vice President level officer of the Company, including an option to purchase shares of common stock with the number of shares and exercise prices to be determined on the date of grant.

No arrangement or understanding exists between Ms. Robinson and any other person pursuant to which Ms. Robinson was selected as an officer of the Company.

There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company and Ms. Robinson.  In addition, since the beginning of the Company’s last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which Ms. Robinson or any member of her immediate family had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.

By:	/s/ Michael J. Veitenheimer
Michael J. Veitenheimer
Senior Vice President, Secretary
and General Counsel

Date:  June 16, 2011